                                  EXHIBIT 12.1
                           NORCAL WASTE SYSTEMS, INC.
                        RATIO OF EARNINGS TO FIXED CHARGES
                      (THOUSANDS OF DOLLARS, EXCEPT RATIO)
                      FISCAL YEARS ENDING 1995 THROUGH 1999

                                                       Year Ended September 30,
                                       --------------------------------------------------------
                                         1999        1998         1997        1996       1995
                                         ----        ----         ----        ----       ----
Income (loss) before Income Taxes,
   Extraordinary Item and Change in
   Accounting Principle                $ 17,887    $  9,461    $  6,526    $ (1,136)   $ 17,096

Interest Expense(a)                      26,546      26,400      25,853      24,326      19,909
Capitalized Interest                       (455)       (235)       (204)       (413)          0
Interest Portion of Rental charge(b)        752         956         882         751         506
Income before Income Taxes,
   Extraordinary Item, Interest and
   Interest Portion of Rental charge   $ 44,730    $ 36,582    $ 33,057    $ 23,528    $ 37,511
Interest Expense                       $ 26,546    $ 26,400    $ 25,853    $ 24,326    $ 19,909
Interest Portion of Rental Charge           752         956         882         751         506
Interest Expense plus Interest
   Portion of Rental Charge            $ 27,298    $ 27,356    $ 26,735    $ 25,077    $ 20,415
Ratio of Earnings to Fixed Charges         1.64        1.34        1.24       --(c)        1.84

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(a)   In addition, the Company guaranteed certain obligations of a less than 50%
      owned entity in the amounts of $0.2 million, $0.4 million and $1.2 million as of September 30, 1999, 1998 and 1997, respectively. The less than 50% owned entity incurred approximately $0.1 million, $0.1 million and $0.2 million of interest expense on these obligations in the years ended September 30, 1999, 1998 and 1997, respectively. This amount was not included in the calculation of the ratio of earnings to fixed charges as the Company had not been required to honor the guarantees and does not expect to be required to do so.

(b) Interest portion of rentals is assumed to equal 33% of operating lease and rental expense for the period.

(c)   In 1996, earnings were insufficient to cover fixed charges by $1,549.



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